EXHIBIT 99.1

   FOR IMMEDIATE RELEASE

   FOR FURTHER INFORMATION, CONTACT:

   INVESTORS:     Dennis Senchak Wendy Wilson
             Rae Kozlowski  Hill & Knowlton
             NiSource Inc.       312-255-3033
             219-647-6083

   MEDIA:    Kris Falzone        Larry Larsen
             NiSource Inc.       Hill & Knowlton
             219-647-6201        312-255-3084

        NISOURCE INC. OFFERS $68 PER SHARE FOR COLUMBIA ENERGY GROUP

           COMBINATION WOULD CREATE SUPER-REGIONAL ENERGY COMPANY

        Merrillville, Ind., June 7, 1999   NiSource Inc. (NYSE: NI)
   announced today that it has offered to acquire Columbia Energy Group (NYSE: CG) for $5.7 billion, or $68 per share in cash. The offer is not subject to any financing contingency. The price represents a 30.7 percent premium over the average closing share price for Columbia common stock for the 20 trading days ended Friday, June 4, 1999. A copy of the offer letter is attached.

        NiSource Chairman, President and Chief Executive Officer Gary L. Neale said, "We're announcing this offer after a formal offer to the Columbia Board of Directors was rejected, repeated requests for discussion were ignored and Columbia's financial advisors informed us on May 28 that the company was unwilling to talk with us. We believe that all constituencies will find this offer to be so compelling that Columbia's Board will no longer be able to ignore it."

        Neale noted that the proposal is an outstanding offer for shareholders of both companies. "The acquisition is in line with NiSource's stated strategy of growing a natural gas distribution corridor between Chicago and New England. This combination will create a super-regional powerhouse capable of earnings growth in excess of 12 percent per year primarily from our core businesses. For Columbia's shareholders, the offer represents full and fair value in a six- to nine-month timeframe with little regulatory risk. For NiSource's shareholders, this transaction is accretive in the first 12 months with minimal synergies required."

        The combination will make NiSource one of the largest natural gas companies in the country with 4 million distribution customers, pipelines connecting the Texas Gulf and the Atlantic coast, one of the largest natural gas storage providers in the country and complete Btu management services for customers. "The acquisition also delivers on NiSource's well-defined strategy to create a distribution value chain around our gas and electric businesses, bringing useful products and services to our customers as well as superior financial returns to our shareholders," Neale said.





        NiSource is a holding company with a market capitalization of approximately $3.6 billion whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeast United States. The company also markets utility services and customer-focused resource solutions along a corridor stretching from Texas to Maine.

        This release contains forward-looking statements as defined in
   Section 21 E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

        NiSource's financial advisor is Credit Suisse First Boston. Legal counsel includes Schiff Hardin & Waite, Simpson Thacher & Bartlett, and Dewey Ballantine.

                                     ###





   LETTER SENT ON NISOURCE PRESIDENT, CHAIRMAN, CEO GARY L. NEALE
   LETTERHEAD

                                 June 7, 1999


   Mr. Oliver G. Richard III
   Chairman, President and Chief Executive Officer
   Columbia Energy Group
   13880 Dulles Corner Lane, Suite 400
   Herndon, VA 20171-4600

   Dear Rick:

   On April 1 at your offices in Herndon, Virginia, I gave you a letter with an all cash offer for Columbia. You asked that I withdraw that offer and that we meet on April 16 for further discussion. Instead, you canceled the meeting the day before, forcing us to send you a written offer on April 16. Two days later, you summarily dismissed our offer and launched your unsuccessful bid for CNG. We subsequently tried to reopen discussion through our respective bankers. On May 28 our bankers were told that you were unwilling to engage in any further discussion.

   A merger of our two companies has substantial benefits to our respective shareholders, customers, and employees. Unfortunately, your refusal to discuss these benefits leaves us no alternative but to go public with our proposal.

   Therefore, NiSource hereby offers to acquire Columbia in a merger transaction in which Columbia shareholders would receive $68 per share, in cash. This represents a 30.7% premium over the average closing share price for Columbia's common stock for the 20 trading days ended Friday, June 4, 1999, and a premium to your all-time high stock price. We are confident that your shareholders will enthusiastically support our proposal.

   No further action on the part of our Board is required. Our proposal is not subject to any financing contingency, but only to customary conditions, including the execution of a definitive merger agreement and usual regulatory approvals. Our counsel has studied our companies' businesses, and we do not believe that our proposal raises any substantive regulatory or anti-trust issues. Indeed the combination would foster customer choice and further increase competition in the energy industry.

   Although we have found it necessary to make our proposal public, we continue to prefer to work together with you and your Board to complete a transaction. We believe negotiations can be completed very quickly and are prepared to commit all necessary resources to work with you. If you continue to be unwilling to engage in meaningful negotiations with us, however, we intend to take this offer directly to your stockholders.





   We hope to hear from you promptly.


                                      Sincerely,


                                      Gary L. Neale

   cc: Board of Directors